EXHIBIT 99.1

WIRELESS FACILITIES, INC. POSTS THIRD QUARTER EARNINGS OF $0.09 PER DILUTED SHARE WITH YEAR OVER YEAR NET INCOME GROWTH OF 164%

Revenue increased 39.7% year over year to $68.6 Million

San Diego, CA, October 30, 2003—Wireless Facilities, Inc. (WFI) (NASDAQ: WFII), a global leader in the design, deployment, integration and management of wireless telecommunications networks and security systems, today released financial results for the third quarter ended September 30, 2003.

Revenue for the third quarter of 2003 totaled $68.6 million, an increase of $19.5 million or 39.7 % compared to the $49.1 million reported in the same quarter last year and an increase of $11.8 million or 20.8 % compared to the $56.8 million reported in the second quarter of 2003.

Net income of $6.6 million for the third quarter of 2003 was 164.0% higher than the $2.5 million for the third quarter of 2002. Net income for the third quarter of 2003 increased $1.8 million or 37.5 % compared to net income of $4.8 million sequentially.

Earnings per share of $0.09 for the third quarter 2003 was 125.0% higher than $0.04 year over year and sequentially increased $0.02 or 28.6%.

“Our financial strategies and operational execution continue to deliver a very high level of performance,” said Terry Ashwill, Executive Vice President and Chief Financial Officer of WFI. Highlights of the financial results for the third quarter of 2003 are as follows:

•	Revenue, gross profit, operating income and net income increased for the sixth consecutive quarter.
•	Excluding capital lease obligations totaling $1.0 million, WFI continues to have no outstanding debt at September 30, 2003.
•	Stockholders’ equity increased to $221.0 million and now represents approximately 80.0 % of WFI’s total balance sheet.
•	Revenue for the nine months ended September 30, 2003 increased $43.3 million or 31.8 % over the nine months ended September 30, 2002.

“Both our Wireless Network Services (WNS) and our Enterprise Solutions businesses delivered strong results in a challenging but improving environment,” said Dr. Masood Tayebi, Chief Executive Officer and Chairman of WFI.

“Also, as we look ahead to the fourth quarter and the year 2004, we are feeling increasingly optimistic about our ability to achieve improving financial performance.”

WFI will discuss third quarter results on a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. To access the call, please dial (212) 346-6529. To ensure your participation, the Company suggests that you dial in 5 to 10 minutes prior to the scheduled start time. The call will also be webcast and can be accessed at WFI’s website at www.wfinet.com. A replay of the call will be available from 3:30 p.m. Pacific Time on October 30, 2003 through 3:30 p.m. Pacific Time on November 3, 2003 by dialing (800) 633-8284 (Reservation #21160901).

About Wireless Facilities

As a global leader in telecommunications outsourcing, Wireless Facilities, Inc. designs, deploys, integrates and manages wireless networks and specialized security systems for some of the largest wireless telecommunication carriers, wireless equipment vendors and general contractors worldwide. Specializing in network architecture and dimensioning of mobile and high speed wireless data systems, including third generation (3G) networks, WFI provides a complete range of network services—from business and market planning to RF engineering, fixed network engineering, IP and data engineering, site acquisition and development, installation, optimization and maintenance.

WFI is headquartered in San Diego and has performed work in over 100 countries since the Company was founded in late 1994. The Company has offices in Dallas, Chicago, Seattle, Reston, London, Gothenburg, Stockholm, Mexico City, São Paulo, and Beijing. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, express or implied statements concerning the Company’s expectations regarding future financial performance and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; continued and additional slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; the adoption rate of new wireless data services; potential losses or lost opportunities arising from the Company’s operation of its variable cost model; potential write-offs of goodwill and other long-lived assets; financial constraints on our customers that could cause us to write off accounts receivable or terminate contracts; failure to successfully consummate acquisitions or integrate acquired operations; changes in the Company’s effective income tax rate; the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 21, 2003 and in other filings made with the Securities and Exchange Commission.

WIRELESS FACILITIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three months ended,
	June 30, 2003	September 30, 2003
Revenues	$56.8	$68.6
Cost of revenues	39.8	49.9

Gross profit	17.0	18.7
Selling, general and administrative expenses	11.2	11.9
Provision for doubtful accounts	(0.9)	(0.9)
Depreciation and amortization	1.7	1.6

Operating income	5.0	6.1
Other income (expense)	(0.2)	0.5

Income before income taxes	4.8	6.6
Provision for income taxes	—	—

Net income	$4.8	$6.6

Net income per common share:
Basic	$0.09	$0.12

Diluted	$0.07	$0.09

Weighted-average common shares outstanding:
Basic	51.1	53.8

Diluted	72.3	75.7

WIRELESS FACILITIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Nine months ended,
	September 30, 2002	September 30, 2003
Revenues	$136.0	$179.3
Cost of revenues	101.4	128.7

Gross profit	34.6	50.6
Selling, general and administrative expenses	56.2	34.4
Provision for doubtful accounts	8.5	(3.1)
Depreciation and amortization	6.0	5.0
Impairment charges	21.1	—

Operating income (loss)	(57.2)	14.3
Other income, net	0.3	1.1

Income (loss) before income taxes	(56.9)	15.4
Provision for income taxes	10.1	—

Net income (loss)	$(67.0)	$15.4

Net income (loss) per common share:
Basic	$(1.40)	$0.30

Diluted	$(1.40)	$0.21

Weighted-average common shares outstanding:
Basic	48.0	51.4

Diluted	48.0	72.3

WIRELESS FACILITIES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In millions)

	June 30, 2003	September 30, 2003
Assets
Current assets:
Cash and cash equivalents	$104.2	$87.7
Short-term investments	13.0	28.4
Accounts receivable, net	61.3	78.5
Accounts receivable-related party, net	0.7	0.9
Contract management receivables, net	1.2	0.4
Prepaid expenses	1.5	1.7
Employee loans and advances	0.6	0.7
Other current assets	4.3	5.2

Total current assets	186.8	203.5
Property and equipment, net	12.6	12.4
Goodwill and other intangibles, net	47.7	48.1
Deferred tax assets, net	4.0	4.0
Investments in unconsolidated affiliates	8.1	8.1
Other assets	0.3	0.4

Total assets	$259.5	$276.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10.3	$11.0
Accrued expenses	19.8	22.6
Accounts payable-related party	0.3	0.2
Contract management payables	2.5	2.0
Billings in excess of costs	5.0	6.7
Income taxes payable, net	2.7	2.6
Capital lease obligations	1.2	0.7
Accrual for unused office space	1.6	1.5

Total current liabilities	43.4	47.3
Capital lease obligations, net of current portion	0.5	0.3
Accrual for unused office space, net of current portion	6.7	6.2
Other liabilities	1.4	1.4

Total liabilities	52.0	55.2

Minority interest in subsidiary	0.3	0.3
Stockholders’ equity	207.2	221.0

Total liabilities and stockholders’ equity	$259.5	$276.5